Exhibit 10.32

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE THE REGISTRANT HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Master Services Agreement - Bare Metal Environment

Customer Full Legal Name:	OpenAI OpCo, LLC
Customer Address:	548 Market Street, PMB 97273, San Francisco, CA 94014-5401

This Master Services Agreement, including all Exhibits attached hereto, (“Agreement”) is between CoreWeave, Inc. a Delaware corporation (“CoreWeave”) and the Customer named above. This Agreement is effective as of the last date beneath the parties’ signatures below (“Effective Date”). CoreWeave and Customer will each be referred to individually as a “Party” and together as the “Parties”.

The Parties agree as follows:

1.          DEFINITIONS. The following capitalized terms will have the following meanings whenever used in this Agreement:

a.          “Acceptable Use Policy” or “AUP” means CoreWeave’s acceptable use policy, in the form attached as Exhibit B.

b.          “Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with the subject entity.

c.          “Business Associate Agreement” means CoreWeave’s data processing agreement, in the form attached as Exhibit C-2.

d.          “Control” with respect to an entity means direct or indirect ownership or control of more than 50% of the voting interests (including, for the avoidance of doubt, membership interests or partnership interests with the right to direct the management)  of the subject entity, and Controls and Controlled shall have meanings correlative to the foregoing.

e.          “CoreWeave Systems” means the equipment, hardware, infrastructure and other systems utilized by CoreWeave, its Affiliates, Representatives or subcontractors to provide the Services. For clarity, CoreWeave Systems shall not include any third party equipment, hardware, infrastructure or other systems utilized by Customer that are not part of the Services or utilized by CoreWeave in delivering the Services.

f.          “Customer Environment” means the environment deployed and/or managed by or on behalf of Customer on the Services.

g.          “Data Processing Agreement” means CoreWeave’s data processing agreement, in the form attached as Exhibit C-1.

h.          “Documentation” means the documentation located at https://docs.coreweave.com and any other technical documents and specifications provided to Customer either electronically or in hard copy form regarding the Services.

i.          “Hardware Failure” means breakage of a GPU node or manufacturer, software or firmware bugs that causes that node to fail or be taken out of service or remediation, in all cases due to reasons outside of CoreWeave’s reasonable control.

j.          “Maintenance Policy” means CoreWeave’s maintenance policy, in the form attached as Exhibit D.

k.          “Malicious Code” means code, files, scripts, agents or programs intended to do harm, including, for example, viruses, worms, time bombs and Trojan horses.

l.          “Order Form” means an ordering document specifying the Services to be provided hereunder that is entered into between CoreWeave and Customer or any Customer Affiliate, including any addenda and supplements thereto, or any separate on-demand compute consumption by Customer or any Customer Affiliate pursuant to the terms of an executed Order Form. By entering into an Order Form (or using any on-demand compute consumption), an Affiliate agrees to be bound by the terms of this Agreement as if it were an original party hereto.

m.         “Processed Customer Data” means information, documents, images, files or materials uploaded, created, modified, or stored in the Customer Environment.

n.          “Reserved Instances” means the exclusive use of a specified amount and type of compute configuration as set forth in a Reserved Instance Order Form.

o.          “Security Incident” means that (irrespective of cause): (i) the other Party’s Confidential Information has been lost, misplaced, disclosed to or accessed by an unauthorized party (other than due to any action or omission by such Party in breach of this Agreement); or (ii) any of CoreWeave’s subcontractor’s facilities associated with the Customer’s Confidential Information have been accessed by an unauthorized party.

p.          “Services” means the bare metal infrastructure provided by CoreWeave to Customer, as further detailed in an applicable Order Form and Documentation.

q.          “Representatives” means a Party’s personnel, agents, subcontractors, suppliers and/or consultants.

r.          “User” means any user that accesses the Customer Environment.  User does not include any CoreWeave personnel or personnel of CoreWeave’s subcontractors.

2.          SERVICES.

a.          Access to the Services. CoreWeave shall provide the Services to Customer, or, as requested by Customer, to Affiliates of Customer in accordance with the terms and conditions of this Agreement. CoreWeave shall be responsible for providing all assets, personnel, equipment, hardware, and other resources necessary for and incidental to providing the Services and otherwise meeting its obligations hereunder.  CoreWeave will perform all Services in a highly professional manner consistent with the generally accepted professional standards for experts in the field. CoreWeave shall ensure that all personnel performing Services have sufficient experience, skills, and expertise for the applicable Services, and that at all times CoreWeave shall devote sufficient resources, including personnel, to the Services. Customer has the right to access and use the Services, in accordance with the terms of this Agreement and the applicable Order Form, solely for the business operations of Customer and its Affiliates (which include provision of services by Customer or its Users to their customers and engagement of Representatives by Customer to enable such provision of services). Customer will be responsible for the compliance of its Users and Representatives with the terms of this Agreement, the applicable Order Form, AUP, Maintenance Policy, Data Processing Agreement, Business Associate Agreement, and the Documentation (as each is applicable).

b.          Service Features. Customer may request features or functionality not already offered through the Services. Unless Customer’s request is technologically or commercially impracticable, CoreWeave will provide those features or functionalities related to the Services to Customer, subject to the Parties executing a mutually agreeable separate Order Form or addendum to an existing Order Form with respect to such modified features or functionality where such Order Form or addendum shall set forth the amount that the fees for the Services will be increased, which shall be on a cost plus margin basis (where such margin shall be calculated in a manner similar to the calculation of fees for other Services). CoreWeave agrees not to modify any Technical Specification or any of the features, functionality or other aspects of the Services that are represented by the Technical Specifications without the prior written consent of Customer. CoreWeave may make identical replacement or like-kind modifications or substitutions to any of the features, functionality, hardware or other aspects of the Services; provided that such like-kind modification or substitution does not (i) delay delivery of the Services, (ii) adversely impact functionality, features, performance, security, availability, or otherwise diminishes the suitability of the Services for Customer, or (iii) modify or substitute a Technical Specification. To the extent it is necessary for CoreWeave to make like-kind substitutions or modifications that will, or could reasonably be expected to, change the Technical Specifications, then CoreWeave must obtain Customer’s prior written consent. In the event that CoreWeave declines a feature or functionality request due to impracticability and Customer disagrees with CoreWeave’s assessment, or in the event that Customer’s consent is required pursuant to the terms of this Section 2(b) and Customer does not consent, the Parties will meet within 10 days to discuss and mutually agree to a reasonable alternative. Nothing in this Section 2(b) shall relieve CoreWeave of its obligations to perform the Services in accordance with the specifications set forth in an Order Form, the Documentation, or the Service Level Objectives. For purposes of this Section 2(b), “Technical Specification(s)” has the meaning ascribed thereto in the applicable Order Form.  [*].

c.          Maintenance. CoreWeave will provide maintenance for the Services in accordance with the Maintenance Policy. CoreWeave will be responsible for the smarthands support for Customer. Customer and CoreWeave will agree on a ticketing process and SLAs for CoreWeave to respond and remediate any breakfix needed in the datacenter by smarthands for both compute and networking.

d.          Suspension of Service. Subject to the terms and conditions of this Agreement, CoreWeave may not suspend Customer’s access to or use of the Services at any time for any reason, except as expressly set forth in this Section 2(d), Section 11(a), or the Security Standards (which provides for suspension by Customer’s request).  CoreWeave may temporarily suspend access to or use of the Services, without being deemed to be in breach of this Agreement, (a) solely as and for so long as necessary to comply with a law enforcement order, subpoena or injunction that expressly requires CoreWeave to do so, (b) solely as and for so long as necessary to comply with a legally binding demand from a regulatory agency that has oversight authority over CoreWeave or its Affiliates, (c) solely for planned outages mutually agreed upon by the Parties (including for planned maintenance in accordance with Sections 2(c) and 12(a)); or (d) due to a Force Majeure Event (as defined in, and subject to the terms of, Section 13(c)). CoreWeave shall, to the extent not prohibited by applicable law, (1) immediately notify Customer as soon as it becomes aware of a cause for suspension, (2) provide all information available to CoreWeave relevant to the cause of suspension and cooperate with Customer’s reasonable requests to mitigate such cause (and, in the case of clause (a), to challenge such cause if Customer wishes to do so), and (3) for so long as such suspension continues, use best efforts to recommence its performance hereunder as promptly as reasonably possible. Such suspension will be for the shortest duration required to resolve the cause of such suspension.  CoreWeave shall promptly update Customer as to the cause of the suspension and the remediation efforts taken by CoreWeave, including when the cause of suspension has abated or can be circumvented. Customer’s payment obligations pursuant to Section 11(a) for fees payable for Services not performed due to the suspension under this Section 2(d) shall be canceled with respect to such Services; provided the foregoing cancellation of fees shall not apply in the event of suspension under subsections (a) or (b) above in this Section 2(c), where such suspension is solely the result of the acts or omissions of Customer that constitute a breach by Customer of this Agreement. Payment obligations will not recommence until such time that the suspension is resolved and Services are restored.

3.          CUSTOMER RESPONSIBILITIES & RESTRICTIONS.

a.          Customer Use and CoreWeave Responsibility. Without limiting CoreWeave’s obligations under this Agreement, Customer is solely responsible for the Customer Environment. Customer shall access and use, and CoreWeave shall provide, the Services in accordance with this Agreement, the Order Form, AUP, Maintenance Policy, Data Processing Agreement, Business Associate Agreement and Documentation (as each may be applicable). Accordingly, any material violation of the Order Form, Maintenance Policy, Data Processing Agreement, Business Associate Agreement or Documentation (as each may be applicable) by either Party shall constitute a material breach of this Agreement. CoreWeave is not responsible for Customer’s system requirements for use of the Services.

b.          Account Usage. Without limiting CoreWeave’s obligations under this Agreement, Customer is solely responsible for the activity that occurs on the Customer Environment and on its account, regardless of whether the activities are undertaken by Customer or its Users or Representatives.  If Customer becomes aware of any violation of Customer’s obligations under this Agreement caused by a User, Customer will use commercially reasonable efforts to  suspend access to the Services by such User within a commercially reasonable time.

c.          Restrictions. Without limiting any of CoreWeave’s obligations under this Agreement and except as necessary for any mutually agreed development activities [*], and without limiting CoreWeave’s rights with respect to intellectual property (including embodiments thereof) owned by CoreWeave [*], CoreWeave shall not, and shall not permit any Representative to, directly or indirectly: (i) decipher, decompile, disassemble, reverse engineer or otherwise attempt to derive any source code or underlying algorithms of any part of the Customer Environment, including Processed Customer Data; (ii) modify, translate, or otherwise create derivative works of any part of Customer Environment; (iii) copy, rent, lease, resell or otherwise distribute any part of the Customer Environment or Processed Customer Data to any third party unless mutually agreed; or (iv) assign or transfer any of the rights that CoreWeave receives hereunder to any third party (other than as expressly permitted hereunder). Customer shall, and shall require its Users to, abide by all applicable local, state, national and international laws and regulations. Without limiting any of Customer’s obligations under this Agreement [*], and except as necessary for any mutually agreed development activities [*], and without limiting Customer’s rights with respect to intellectual property (including embodiments thereof) owned by Customer [*], Customer shall not, and shall not permit any Representative to, directly or indirectly: (i) decipher, decompile, disassemble, reverse engineer or otherwise attempt to derive any source code or underlying algorithms of any part of the CoreWeave Systems; (ii) modify, translate, or otherwise create derivative works of any part of the CoreWeave Systems; (iii) , rent, copy, lease, resell or otherwise distribute any part of the Services or CoreWeave Systems to any third party unless mutually agreed; or (iv) assign or transfer any of the rights that Customer receives hereunder to any third party (other than as expressly permitted hereunder); provided, however, that none of the foregoing will apply with respect to the Customer Environment.

4.          ACCESS TO INFORMATION AND PROCESSED CUSTOMER DATA.

a.          CoreWeave Access to Information. CoreWeave shall not access, intercept, use, share or disclose Processed Customer Data, subject to its rights and restrictions in Section 4(b) and written notice to Customer prior to such access or disclosure, other than solely for the purpose of and to the extent necessary to comply with applicable law or regulation, law enforcement demand, subpoena or legally binding regulatory demand, from a regulatory agency with oversight authority over CoreWeave (in each case, based on advice of counsel), and provided that CoreWeave will reasonably assist Customer to obtain a protective order or other similar protection to maintain the confidentiality of such information. Except for as described in the preceding sentence or pursuant to Section 6 (Confidentiality), CoreWeave shall not disclose any Customer Confidential Information to any third party without Customer’s prior written consent.

b.          Customer Security Protocols. Notwithstanding anything set forth in this Agreement to the contrary, Customer is solely responsible for securing the Customer Environment and the Processed Customer Data, except to the extent a Security Incident impacting the Customer Environment and/or Processed Customer Data is caused by CoreWeave’s (or its Subcontractor’s) breach of the Security Standards. Customer shall employ commercially reasonable and appropriate (as informed by applicable industry standards) physical, administrative, and technical controls, screening, and security procedures and other safeguards reasonably designed to securely administer the distribution and use of its account access credentials and protect against any unauthorized access to or use of the Service and the Customer Environment. Customer is responsible for any unauthorized access to or through the Customer Environment or Customer’s account (except to the extent caused by a breach of CoreWeave’s or its Subcontractor’s obligations under the Security Standards). To the extent that Customer attempts to probe, scan, penetrate, or test the vulnerability of a CoreWeave System, or to breach the CoreWeave security or authentication measures with respect thereto, whether by passive or intrusive techniques, or conduct any security or malware research on or using the CoreWeave Systems (collectively, “Customer Security Testing”), Customer shall not disclose or use any information obtained therefrom in breach of this Agreement and Customer shall promptly deliver to CoreWeave the results of any such probe, scan, penetration or vulnerability test, which results shall be the Confidential Information of CoreWeave, except for results covering portions of the CoreWeave Systems that are based on or implement specifications provided by OpenAI, which shall be the Confidential Information of both CoreWeave and Customer. Notwithstanding the foregoing, (i) to the extent any action by Customer under the foregoing right to conduct Customer Security Testing results in Downtime (as defined in the SLO) or any other service interruption, such interruption shall be excluded from Downtime, and (ii) Customer shall employ commercially reasonable and appropriate (as informed by applicable industry standards) controls, procedures and other safeguards reasonably designed to prevent Customer Security Testing from causing a Security Incident.  Customer’s obligations under this Section shall be referred to as the “Customer Security Obligations”.

c.          Notification by Customer of Security Incidents. Customer will use commercially reasonable efforts to notify CoreWeave as promptly as reasonably practicable under the circumstances (but in no event more than 72 hours) of when Customer becomes aware of any Security Incident impacting the Services, CoreWeave’s Systems or CoreWeave’s Confidential Information and shall provide reasonably requested information and reasonably cooperate, upon CoreWeave’s reasonable request, in any investigation or legal action that is taken by authorities and/or CoreWeave to investigate, mitigate and cure any such Security Incident; provided CoreWeave will reimburse Customer for its actual costs and expenses incurred in providing such cooperation, unless, and solely to the extent, such Security Incident is caused by Customer’s breach of the Customer Security Obligations.  For clarity, CoreWeave shall be primarily responsible to investigate, mitigate and cure any Security Incident  occurring within the CoreWeave Systems, and Customer shall be primarily responsible to investigate, mitigate and cure any Security Incident occurring within the Customer Environment.

d.          Processed Customer Data. As between Customer and CoreWeave, Customer is and will remain the sole and exclusive owner of all right, title and interest in and to all Processed Customer Data. Subject to this Agreement, by providing Processed Customer Data to or via the Services, Customer grants CoreWeave a license under all of its copyrights embodied in the Processed Customer Data during the Term to host, store, transfer, display, perform, reproduce, modify for the purpose of formatting for display, and distribute Processed Customer Data solely and exclusively for the purpose of providing the Services to Customer. CoreWeave has no obligation (or right) to assess Processed Customer Data in order to identify information subject to any specific legal requirements. With respect to Processed Customer Data that is Personal Data (as defined in the Data Processing Agreement) or Personal Health Information (as defined in the Business Associate Agreement), the Parties will abide by the terms of the Data Processing Agreement and Business Associate Agreement, as applicable.  CoreWeave represents and warrants to Customer that the Business Associate Agreement is the standard form executed with all other customers subject to a Business Associate Agreement.

e.          Customer Responsibilities. Without limiting any of CoreWeave’s obligations under this Agreement, Customer is solely responsible for its Processed Customer Data and agrees that CoreWeave is not and will not in any way be liable for the content of the Processed Customer Data.  COREWEAVE SHALL BEAR NO LIABILITY WITH RESPECT TO PROCESSED CUSTOMER DATA TO THE EXTENT LOST OR DAMAGED SOLELY AS A RESULT OF THE ACTIONS OF CUSTOMER, ITS USERS, REPRESENTATIVES OR THE ACTIONS OF ANY INDIVIDUAL WHO USES THE SERVICE ON CUSTOMER’S ENVIRONMENT OR ON CUSTOMER’S OR ITS USERS’ OR REPRESENTATIVES’ BEHALF EXCEPT WHERE COREWEAVE IS IN BREACH OF THE SECURITY STANDARDS OR IF THE LOSS OR DAMAGE IS CAUSED BY COREWEAVE OR ITS SUBCONTRACTOR’S PERSONNEL.

f.          Deletion of Processed Customer Data. CoreWeave will implement a zero retention policy in accordance with the Security Standards (defined below), and subject to applicable law.

g.          CoreWeave Security Requirements. CoreWeave shall establish, maintain, and enforce appropriate administrative, physical and technical safeguards (including environmental, safety, and facility procedures, data security procedures, and other appropriate safeguards) to protect the security, confidentiality and integrity of the Services and against the destruction, loss, unauthorized access, use, or alteration of Processed Customer Data and/or systems in the possession of, or that may be accessed by, CoreWeave, which procedures and safeguards shall be at least as rigorous as those maintained by CoreWeave with respect to its own and third party data (including the information security program and minimum security standards described on Exhibit E). In addition to the standards set forth in Exhibit E, CoreWeave agrees that it will monitor, and deploy as needed, standards in no event less rigorous than the applicable industry standards for cloud services vendors offering the same or substantially similar services in the commercial marketplace in the same jurisdictions where Customer’s services are being provided, issued by a recognized security standards organization (e.g. - SOC2, ISO) (the foregoing collectively, the “Security Standards”). Any Customer request for CoreWeave’s compliance with security standards more stringent than the then-current Security Standards will be considered a request for a new feature and addressed by Section 2(b) of this Agreement.  Upon reasonable prior request, CoreWeave shall provide information about the Security Standards CoreWeave employs.  CoreWeave shall monitor the CoreWeave Systems and its procedures for security breaches, violations, and suspicious (questionable) activity. This includes suspicious external activity (including unauthorized break-in attempts) and suspicious activity (including unauthorized access to facilities). Nothing in this Section limits Customer’s obligations to perform the Customer Security Obligations.

h.          Notification by CoreWeave of a Security Incident. In the event that CoreWeave discovers or is notified of any Security Incident, CoreWeave shall notify Customer in writing without undue delay, [*] after becoming aware of a Security Incident, and shall promptly, in consultation with Customer, take all appropriate steps to minimize harm and secure the Services, and cooperate fully with Customer in investigating and responding to such Security Incident, including by preserving all related records and other evidence and, in consultation with Customer, implement a plan to prevent such a Security Incident from reoccurring. CoreWeave’s notification of a Security Incident will summarize, to the extent possible, the nature of the incident, the measures taken to mitigate the potential risks and the measures CoreWeave recommends Customer take to address the Security Incident. Notification(s) of any Security Incident(s) will be delivered to the Customer account holder’s email address with a copy to [*]. Except if and to the extent expressly stated in CoreWeave’s notification of or response to a Security Incident under this Section, CoreWeave’s notification of or response to a Security Incident will not be construed as a prima facie acknowledgement by CoreWeave of any fault or liability with respect to said incident. Nothing in this Section limits Customer’s obligations to perform the Customer Security Obligations.

i.          Aggregate Statistics. CoreWeave shall not collect or compile statistical data or performance information, analytics, meta-data, generated through instrumentation and logging systems, regarding the operation of the Service (“Aggregated Statistics”) other than Aggregated Statistics related to CoreWeave’s performance of its obligations, including system uptime, availability, response times, service performance metrics, error rates, capacity utilization, security event monitoring and support response times.  For clarity, such permitted Aggregated Statistics shall not include or be sufficient to enable the discovery of any Processed Customer Data or Customer Confidential Information.

5.          PROPRIETARY RIGHTS AND LICENSES.

a.          Ownership. [*]. Further, CoreWeave owns all right, title and interest in and to the CoreWeave Systems and Services; provided, that the foregoing shall not apply to any Intellectual Property Rights that are owned by OpenAI [*]. No rights are granted by either Party to the other Party under this Agreement other than as expressly set forth in this Agreement, [*] or the applicable Order Form.

b.          Use of Third Party Marks. The Services may contain references to other entities’ trademarks and service marks, but such references are for identification purposes only and are used with permission of their respective owners. CoreWeave does not claim ownership in, or any affiliation with, or endorsement or warranty of, any third-party trademarks or service marks appearing in the Services.

6.          CONFIDENTIALITY.

a.          Confidential Information. “Confidential Information” shall include confidential or proprietary technical, business or financial information and materials disclosed by Customer or CoreWeave (the “disclosing Party”) to the other Party (the “receiving Party”) or obtained by or on behalf of the receiving party through inspection or observation, whether orally, in writing or any other format, whether before, on, or after the Effective Date that is designated or identified as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances surrounding the disclosure, in each case in connection with this Agreement, [*] or any Order Form. Notwithstanding the foregoing, all terms set forth in an Order Form (and any addendums thereto), the Services, and any associated pricing, product roadmaps, and CoreWeave’s business and marketing plans constitutes the Confidential Information of CoreWeave. The existence and terms of this Agreement, [*] and any Order Form constitute the Confidential Information of both Parties.

b.          Confidentiality Obligations. Both Parties agree to hold Confidential Information in confidence and protect such Confidential Information using at least the same degree of care it uses to protect the receiving Party’s own proprietary information, which in no case shall be less than the measures it uses to maintain the confidentiality of its own most important confidential information, from disclosure to or access by any third party, other than to such of its personnel, agents, subcontractors, suppliers and/or consultants (“Representatives”), if any, who have a need to access such information in accordance with the terms of this Agreement [*] in order for the Disclosing Party to exercise its rights or perform its obligations under this Agreement [*] and that are (prior to gaining access to such information) bound by restrictions regarding disclosure and use of the Confidential Information no less restrictive than those set forth in this Agreement. Both Parties agree that, as between the Parties, all Confidential Information is proprietary to the disclosing Party and shall remain the sole property of the disclosing Party. Neither Party shall use Confidential Information of the other Party except in accordance with this Agreement, including as necessary to fulfill its obligations and/or to exercise its rights under this Agreement [*].  The receiving Party will notify the disclosing Party promptly if the receiving Party becomes aware of any disclosure or use of any Confidential Information of the disclosing Party in violation of this Agreement [*].  The receiving Party will only make those copies of the Confidential Information of the disclosing Party as are reasonably necessary for the receiving Party to exercise its rights or obligations under this Agreement [*].  The receiving Party will reproduce any “confidential” or similar markings of the disclosing Party on any such copies.

c.          Exceptions. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to disclosing Party; (ii) was known to the receiving Party prior to its disclosure by the disclosing Party without restriction on use or disclosure; (iii) was independently developed by the receiving Party without use or access of the disclosing Party’s Confidential Information and without breach of any obligation owed to the disclosing Party; or (iv) is rightfully received from a third party without restriction on use or disclosure.

d.          Compelled Disclosures. Notwithstanding the foregoing, each Party reserves the right to disclose Confidential Information in response to an order of a court or other governmental body of competent authority or as otherwise required by law or regulation to be disclosed (based upon advice of counsel) (“Compelled Disclosure”), provided that, such Party will use commercially reasonable efforts to notify the other Party (to the extent legally permitted) within a reasonable period of time in order to afford the other Party an opportunity to seek a protective order or otherwise challenge the Compelled Disclosure. In any event, the receiving Party will disclose only that portion of the Confidential Information of the disclosing Party that, in the opinion of its legal counsel and after reasonable consultation with the disclosing Party, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or other governmental body.  For the avoidance of doubt, CoreWeave and its Affiliates shall not file or disclose the terms of this Agreement [*], in whole or in part, in any registration statement or other filing with the Securities and Exchange Commission or any other governmental or regulatory authority having similar oversight without the prior written consent of Customer, provided that such consent is not to be unreasonably withheld.  The disclosing Party is solely responsible for any expenses incurred in seeking to prevent a Compelled Disclosure. After provision of such legally permissible prior notice, the receiving Party will not be liable if such Party complies with the disclosure after giving the disclosing Party a reasonable amount of time to respond.

e.          Conflict. In the event that the Parties have entered into a separate non-disclosure agreement that includes terms that conflict with the terms of this Section 6, then the terms of this Section 6 shall govern with respect to any Confidential Information, in the event of a conflict.

7.          REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

a.          Customer Representations and Warranties. Customer continuously represents and warrants to CoreWeave that: (i) it has the full right and authority to enter into, execute, and perform its obligations under this Agreement; (ii) it has accurately identified itself and to its knowledge, it has not provided any inaccurate information about itself or its Users to or through the Service; (iii) the information Customer provides in registering for the Service is accurate and the Customer has the right to use and disclose such information to CoreWeave; (iv) it is in compliance with the laws and regulations related to the economic and trade sanctions maintained by the Office of Foreign Assets Control (“OFAC”); (v) it is not located in any country that is subject to OFAC’s trade and economic sanctions; (vi) it is not an individual or entity included on any U.S. lists of prohibited parties including, the Treasury Department’s List of Specially Designated Nationals List and Sectoral Sanctions List; (vii) it does not (directly or indirectly) sell, export, reexport, transfer, divert or otherwise dispose of any Services received from CoreWeave in contradiction with such laws and regulations; and (viii) neither the execution nor performance under this Agreement by Customer, and/or the other instruments and documents delivered by Customer in connection with this Agreement, nor the consummation of the transactions contemplated in this Agreement, will result in or constitute a violation of any provision of applicable law, any contract or agreement to which Customer is a party or of Customer’s articles of organization or operating agreement; and (ix) Customer is not insolvent or bankrupt.

b.          CoreWeave Representations and Warranties. CoreWeave continuously represents and warrants that (i) it has the full right and authority to enter into, execute, and perform its obligations under this Agreement; (ii) CoreWeave has sufficient expertise, skill and experience in providing services similar in scope and complexity to the Services; (iii) the Services shall be free of all liens, claims and other restrictions on Customer’s receipt and permitted use thereof; (iv) neither the execution nor performance under this Agreement by CoreWeave, and/or the other instruments and documents delivered by CoreWeave in connection with this Agreement, nor the consummation of the transactions contemplated in this Agreement, will result in or constitute a violation of any provision of applicable law, any contract or agreement to which CoreWeave is a party or of CoreWeave’s articles of organization or operating agreement; (v) CoreWeave is not insolvent or bankrupt; (vi) neither CoreWeave nor its Subcontractors is a party to any, and there are no, pending or, to CoreWeave’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or regulator investigations or inquiries of any nature against it or its Affiliates, properties or assets which could, individually or in the aggregate, have a material, adverse effect on CoreWeave’s ability to fulfill its obligations under this Agreement; (vi) to CoreWeave’s knowledge, there is no injunction, order, judgment, decree or regulatory restriction imposed specifically upon CoreWeave or any of its Affiliates or Subcontractors, or their properties or assets, in each case that would have a material, adverse effect on CoreWeave’s ability to fulfill its obligations under this Agreement; (vii) during the Term (a) CoreWeave and its Subcontractors will comply with the Security Standards, and (b) the Services will perform in accordance with the applicable Documentation and any Order Form, (viii) to CoreWeave’s knowledge, neither the Services or Documentation, nor their provision, receipt or use, in accordance with the applicable Order Form, infringe or misappropriate any intellectual property or other proprietary right of any third party; (ix) it has accurately identified itself and to its knowledge, it has not provided any inaccurate information about itself or its subcontractors, and; (x) it does and will comply with all applicable laws and regulations in connection with the Services.

c.          DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED UNDER THIS AGREEMENT, COREWEAVE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICES, INCLUDING ANY WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, OR THAT ANY CONTENT, INCLUDING PROCESSED CUSTOMER DATA, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. CUSTOMER ACKNOWLEDGES THAT COREWEAVE DOES NOT CONTROL OR MONITOR THE TRANSFER OF DATA OVER THE INTERNET, AND THAT INTERNET ACCESSIBILITY CARRIES WITH IT THE RISK THAT CUSTOMER’S PRIVACY, CONFIDENTIAL INFORMATION AND PROPERTY MAY BE LOST OR COMPROMISED. EXCEPT AS OTHERWISE PROVIDED UNDER THIS AGREEMENT OR TO THE EXTENT PROHIBITED BY LAW, COREWEAVE DISCLAIMS ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

8.          LIMITATION OF LIABILITY.

a.          LIMITATION OF LIABILITY. EXCEPT FOR (i) EITHER PARTY’S OR ANY SUBCONTRACTOR’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, (ii)  EITHER PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 9(A)(x) (COREWEAVE INFRINGEMENT INDEMNIFICATION) OR 9(B)(i) (CUSTOMER INFRINGEMENT INDEMNIFICATION), (iii) CUSTOMER’S INDEMNITY OBLIGATION UNDER SECTION 9(B)(ii) WITH RESPECT TO USE OF THE SERVICE IN AN UNLAWFUL MANNER OR VIOLATION OF THE AUP, or (iv) BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING EACH PARTY’S INDEMNITY OBLIGATIONS ARISING OUT OF SUCH BREACH), IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EACH PARTY TOGETHER WITH ALL OF ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT [*] EXCEED [*]; PROVIDED THAT WITH RESPECT TO (1) COREWEAVE’S BREACH OF THE SECURITY STANDARDS, OR COREWEAVE’S INDEMNITY OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS ARISING OUT OF COREWEAVE’S BREACH OF THE SECURITY STANDARDS, (2) CUSTOMER’S BREACH OF THE CUSTOMER SECURITY OBLIGATIONS, OR CUSTOMER’S INDEMNITY OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS ARISING OUT OF CUSTOMER’S BREACH OF THE CUSTOMER SECURITY OBLIGATIONS, OR (3) BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER THE DATA PROCESSING AGREEMENT OR BUSINESS ASSOCIATE AGREEMENT, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EACH PARTY TOGETHER WITH ALL OF ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT [*] EXCEED [*]. THE FOREGOING LIMITATION WILL APPLY WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, BUT WILL NOT LIMIT CUSTOMER’S AND ITS AFFILIATES’ PAYMENT OBLIGATIONS UNDER SECTION 11.

b.          EXCLUSION OF CONSEQUENTIAL AND RELATED DAMAGES. EXCEPT FOR (i) EITHER PARTY’S OR ANY SUBCONTRACTOR’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, (ii) COREWEAVE’S INDEMNITY OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS ARISING OUT OF COREWEAVE’S BREACH OF THE SECURITY STANDARDS, (iii) CUSTOMER’S INDEMNITY OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS ARISING OUT OF CUSTOMER’S BREACH OF THE CUSTOMER SECURITY OBLIGATIONS, (iv) EITHER PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 9(A)(x) (COREWEAVE INFRINGEMENT INDEMNIFICATION) OR, 9(B)(i) (CUSTOMER INFRINGEMENT INDEMNIFICATION), (v) CUSTOMER’S INDEMNITY OBLIGATION OR UNDER SECTION 9(B)(ii) WITH RESPECT TO USE OF THE SERVICE IN AN UNLAWFUL MANNER OR VIOLATION OF THE AUP, or (vi) BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR ITS OBLIGATIONS UNDER THE DATA PROCESSING AGREEMENT OR BUSINESS ASSOCIATE AGREEMENT (INCLUDING EACH PARTY’S INDEMNITY OBLIGATIONS ARISING OUT OF SUCH BREACH), IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES HAVE ANY LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY LOST REVENUES, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF A PARTY’S OR ITS AFFILIATES’ REMEDY OTHERWISE FAILS OF ITS ESSENTIAL PURPOSE. THE FOREGOING DISCLAIMER WILL NOT APPLY TO THE EXTENT PROHIBITED BY LAW. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT THE FOLLOWING DAMAGES, COSTS, EXPENSES AND/OR LOSSES SHALL BE DEEMED “DIRECT DAMAGES”: DAMAGES RESULTING FROM AN UNAUTHORIZED DISCLOSURE OF PROCESSED CUSTOMER DATA TO THE EXTENT CAUSED BY COREWEAVE’S BREACH OF SECTION 6, FINES OR SETTLEMENT AMOUNTS OWED TO A STATE OR FEDERAL GOVERNMENTAL AGENCY, THE COST OF NOTIFICATIONS TO INDIVIDUALS OR GOVERNMENT AGENCIES, CREDIT MONITORING AND/OR IDENTITY THEFT INSURANCE FOR AFFECTED INDIVIDUALS FOR A PERIOD NOT TO EXCEED ONE YEAR, OR OTHER MITIGATION EFFORTS REQUIRED TO COMPLY WITH APPLICABLE LAW.

9.          INDEMNIFICATION.

a.          Indemnification by CoreWeave. CoreWeave will indemnify, defend, and hold harmless Customer,  its Affiliates and their Representatives against any claim, demand, suit or proceeding made or brought against Customer by a third party arising out of, related to or in connection with any allegation of i) CoreWeave’s breach of its obligations, warranties or representations under this Agreement, (ii) any negligence or misconduct (in each case, including omissions) of CoreWeave or its Representatives, (iii) the death or bodily injury of any person caused by CoreWeave’s negligence or willful misconduct, (iv) breach of confidentiality obligations under this Agreement by CoreWeave or its Representatives, (v) the damage, loss or destruction of any real or tangible personal property caused by CoreWeave’s negligence or willful misconduct, (vi) CoreWeave’s interview, hiring, employment and/or personnel transfer processes or practices, (vii) contributions or taxes for unemployment compensation, disability insurance, pension, annuities and similar provisions imposed at any time by a federal, state or local governmental authority that are imposed with respect to or measured by wages, salaries or other compensation of CoreWeave’s Representatives, (viii) workers compensation, disability and unpaid overtime claims initiated by any of CoreWeave’s Representatives, (ix) a Security Incident (as defined under this Agreement, the Data Processing Agreement or the Business Associate Agreement) to the extent caused by CoreWeave’s breach of the Security Standards, or (x) infringement or misappropriation of any third party’s intellectual property rights or privacy rights by CoreWeave or the Service (a “Claim Against Customer”), and will indemnify Customer from any damages, reasonable attorney fees and costs incurred by Customer as a result of, or for amounts paid by Customer under a settlement approved by CoreWeave in writing of, a Claim Against Customer. Customer will (i) promptly give CoreWeave written notice of the Claim Against Customer, (ii) give CoreWeave sole control of the defense and settlement of the Claim Against Customer (except that CoreWeave, without Customer’s consent, may not settle any Claim Against Customer, its Affiliates, or Representatives unless it unconditionally releases Customer, its Affiliates, or their Representatives, as applicable, of all liability), and (iii) give CoreWeave all reasonable assistance, at CoreWeave’s expense. Notwithstanding the foregoing, if a Claim Against Customer arises from a Security Incident caused by both CoreWeave’s breach of the Security Standards and Customer’s breach of the Customer Security Obligations, CoreWeave’s indemnification obligation shall be limited to the proportion of liability attributable to CoreWeave’s breach of the Security Standards, as determined by a final adjudication or mutually agreed allocation between the parties. In such case, Customer shall have the right to participate in the defense of the claim with counsel of its choice, at its own expense, and Customer and CoreWeave shall reasonably cooperate in the defense and any settlement negotiations, and Customer shall remain responsible for its proportionate share of any such liability.  If CoreWeave receives information about an infringement or misappropriation claim related to the Service, CoreWeave may in its discretion and at no cost to Customer (A) modify the Service so that it is no longer claimed to infringe or misappropriate so long as it does not result in a breach of CoreWeave’s warranties under “CoreWeave Warranties” above, or (B) obtain a license for Customer’s continued use of that Service in accordance with this Agreement. The above defense and indemnification obligations do not apply to the extent that (1) a Claim Against Customer arises from the use or combination of the Service or any part thereof with software, hardware, data, or processes that are inconsistent with the intended use of the Service, not provided by or on behalf of CoreWeave or not otherwise approved by CoreWeave in writing, if the Service or use thereof would not infringe without such combination, (2) the alleged infringement arises from a modification of the Service other than by or on behalf of CoreWeave or at the written direction of CoreWeave, or (3) the alleged infringement arises from a failure to timely implement modifications, upgrades, replacements, or enhancements made available to Customer by or on behalf of CoreWeave.

b.          Indemnification by Customer. Customer will indemnify, defend, and hold harmless CoreWeave, its Affiliates and their Representatives against any claim, demand, suit or proceeding made or brought against CoreWeave by a third party arising out of, related to or in connection with [*], and will indemnify CoreWeave from any damages, reasonable attorney fees and costs finally awarded against CoreWeave as a result of, or for any amounts paid by CoreWeave under a settlement approved by Customer in writing of, a Claim Against CoreWeave, provided CoreWeave (A) promptly gives Customer notice of the Claim Against CoreWeave, (B) gives Customer sole control of the defense and settlement of the Claim Against CoreWeave (except that Customer may not settle any Claim Against CoreWeave unless it unconditionally releases CoreWeave of all liability), and (C) gives Customer all reasonable assistance, at Customer’s expense. Notwithstanding the foregoing, if a Claim Against CoreWeave arises from a Security Incident caused by both CoreWeave’s breach of the Security Standards and Customer’s breach of the Customer Security Obligations, Customer’s indemnification obligation shall be limited to the proportion of liability attributable to Customer’s breach of the Customer Security Obligations, as determined by a final adjudication or mutually agreed allocation between the parties. In such case, CoreWeave shall have the right to participate in the defense of the claim with counsel of its choice, at its own expense, and Customer and CoreWeave shall reasonably cooperate in the defense and any settlement negotiations.  CoreWeave shall remain responsible for its proportionate share of any such liability.

c.          Exclusive Remedy. This Section 9 states the indemnifying party’s sole liability to, and the indemnified party’s exclusive remedy against, the other party for any third party claim described in this Section 9. In addition to the foregoing, and notwithstanding anything set forth in this Agreement to the contrary, the Parties acknowledge and agree that, with respect to Customer’s or its Users’ or Representatives’ use of the Service in an unlawful manner or in violation of the AUP, CoreWeave’s sole remedy with respect to such use shall be pursuant to Section 9(b) of this Agreement (Indemnification by Customer) and that CoreWeave shall not have the right to terminate this Agreement or the Order Form for such use.  The foregoing shall not limit either party’s right to terminate this Agreement (in accordance with its terms) or any right to indemnification under [*] any other agreement between the parties.

10.          TERM AND TERMINATION.

a.          Term. This Agreement commences on the Effective Date and continues until all Order Forms entered into pursuant hereto have expired or been terminated in accordance with the Section 10(b) (“Term”).

b.          Termination. A Party may terminate this Agreement (including each Order Form) for cause (i) upon [*] days’ written notice to the other Party of a material breach of this Agreement [*] if such material breach remains uncured at the expiration of such period (provided the cure period for nonpayment of undisputed fees for the Services shall be [*], or (ii) if the other Party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors. [*].  Notwithstanding the cure periods provided in subsection (i) of the first sentence of this Section 10(b), in the event that the breaching party (A) has commenced curing the breach, (B) continues to use best efforts to cure such breach and (C) such breach is curable within [*] days of the original date of notice of such breach, then the cure period set forth in subsection (i) shall be extended to [*] days following the date of the original notice of such breach; provided that in no event will the cure period for nonpayment of fees under this Agreement or any Order Form be extended.

c.          INTENTIONALLY OMITTED.

d.          Termination by CoreWeave. If this Agreement or any Order Form is terminated by CoreWeave in accordance with Section 10(b) of the “Termination” section above, then (i) Customer shall pay to CoreWeave (A) in the event that such termination is due to nonpayment of undisputed fees for the Services under Section 11(a) [*], (ii) CoreWeave shall continue to provide the Services to Customer during the Termination Period pursuant to the terms set forth in Section 10(f) below and (iii) following the expiration of the Termination Period, CoreWeave may, at its option, subject to its confidentiality obligations, transfer or sell any part of the Contract Servers configured with respect to Customer’s Reserved Instance, without recourse or liability owed to Customer, or configure any part of the Contract Servers for a new customer of CoreWeave, without recourse or liability owed to Customer, in each case subject to the following in this Section 10(d). CoreWeave agrees that all Customer technology, configurations and Customer Confidential Information shall be removed from the Contract Servers before transferring or selling any part of the Contract Servers. Any revenue generated from such transfers or sales of any part of the Contract Servers configured with respect to Customer’s Reserved Instance will be deducted from the amounts Customer owes to CoreWeave under this Section 10(d). For the avoidance of doubt, subject to CoreWeave’s confidentiality obligations, such partial termination and transfer described in the immediately preceding sentences shall not relieve Customer of its remaining obligations with respect to any untransferred or unsold part of the Contract Servers. CoreWeave acknowledges and agrees that it will use best efforts to transfer or sell the remaining Contract Servers to minimize the fees payable by Customer pursuant to this Section 10(d); provided that CoreWeave shall have no obligation to transfer or sell the remaining Contract Servers on terms that are, as a whole, commercially unreasonable. In the event that Customer objects to the level of efforts commenced by CoreWeave to transfer or sell the Contract Servers after termination by CoreWeave pursuant to Section 10(b), then the Chief Executive Officers of CoreWeave and Customer shall work together to establish an appropriate level of mitigation efforts required by CoreWeave with respect to the transfer or sale of the Contract Servers.

e.          Transition Services During the Termination Period. If this Agreement or an Order Form is terminated by either party for any reason, then subject to the terms below in this Section 10(f), for the period from the date of termination through the date that CoreWeave confirms to Customer with at least two (2) weeks’ prior written notice, which such date will be (i) at minimum the date that is [*] following the date of termination (or a shorter period as requested by Customer, in its sole discretion) and (ii) at maximum, [*] following the date of termination (“Termination Period”), (A) Customer will continue to pay to CoreWeave all fees for Services performed by CoreWeave during the Termination Period under each applicable Order Form in cash on [*] payment terms (regardless of the payment terms set forth in the applicable Order Form), and (B) to the extent CoreWeave has received any prepaid amounts, CoreWeave may, with five (5) days’ prior written notice to Customer, setoff any amounts owed to CoreWeave with such prepaid amounts; provided, that in no event will Customer pay any fees (whether by setoff or otherwise) for any Services that Customer does not receive from CoreWeave (provided for the sake of clarity that Customer cannot refuse to receive Services during the Termination Period to avoid such fees). In no event will termination relieve Customer of its obligation to pay any fees payable to CoreWeave for the period prior to the effective date of termination. To the extent CoreWeave is required to provide Services during the Termination Period, then both parties shall continue to abide by the terms and conditions set forth in this Agreement with respect to the provision or receipt of such Services. Notwithstanding anything set forth herein to the contrary, in the event that CoreWeave terminates this Agreement pursuant to Section 10(b) for a material breach by Customer arising out of Customer’s failure to pay properly invoiced and undisputed fees pursuant to the terms of this Agreement, provided Customer has not cured such failure pursuant to the cure periods provided for under this Agreement (including, for the avoidance of doubt, the [*] cure period following receipt of notice from CoreWeave of a material breach for such non-payment), then  CoreWeave shall continue to provide the Services during the Termination Period provided that [*].

f.          Survival. Upon termination or expiration of this Agreement (or any Order Form), each term that by its nature shall survive such termination or expiration will survive, including for clarity, Sections 3(c), 4(a), 4(d), 4(f), 5, 6, 8, 9, 10 and 13.

11.          PAYMENT OF FEES.

a.          Payment of Fees. Fees for Reserved Compute Instances are due and payable in accordance with the applicable Order Forms.  Unless otherwise expressly set forth in the applicable Order Form, all fees are due and payable [*] after receipt of a valid invoice, which will be billed at the established usage rates set forth in the applicable Order Form. Customer will be automatically charged using the Billing Information. CoreWeave reserves the right to deactivate, prevent access to, disable services for, and/or suspend a Customer’s account or access to any Service at any time for nonpayment of undisputed (in good faith) fees that are then due and payable that have not been cured within [*] of Customer’s receipt of notice thereof.  For clarity, Customer shall be exempt from payment obligations pursuant to Section 11(a) for fees payable for Services not performed due to such suspension or deactivation and such obligations will not recommence until the full restoration of Services.  All undisputed fees for Services that are unpaid or past due for any reason are subject to a finance charge of [*] (or the highest rate permitted by law, whichever is lower) from the date such payment was due until the date paid. Customer will be responsible for all reasonable expenses (including attorneys’ fees) incurred by CoreWeave in collecting past due amounts. Any amounts due under this Agreement shall not be withheld or offset by Customer against amounts due to Customer for any reason.

b.          INTENTIONALLY OMITTED.

c.          Notification of Reportable Event. Customer must notify CoreWeave in writing within [*] days following the date that Customer has knowledge that a Reportable Event is reasonably likely to or has occurred. A “Reportable Event” occurs when Customer becomes currently unable to or is projected to be unable to, within the next four (4) month period, pay the fees due and payable under the applicable Order Form. [*].

d.          Third Party Processor Terms. CoreWeave uses third-party payment processors (“Payment Processors”) to credit or bill Customer through the payment account(s) linked to Customer’s account (“Billing Information”). The processing of credits or payments may be subject to the terms, conditions and policies of the Payment Processors in addition to this Agreement. By using the Services, Customer agrees to be bound by the terms of such Payment Processors. Customer is not responsible for the acts or omissions of the Payment Processors. Customer authorizes CoreWeave and Payment Processors to deduct or charge all amounts owed under this Agreement or the applicable Order Form (including all applicable taxes) based on the Billing Information.

e.          Billing Information. The Customer must provide current, complete and accurate Billing Information, and must promptly update all such information in the event of changes (such as a change in billing address, credit card number, or credit card expiration date). Customer must promptly notify CoreWeave or the Payment Processors if a payment method is canceled (e.g., for loss or theft) or otherwise inoperable.

f.          Taxes. Customer is responsible for any duties, customs fees, taxes, and related penalties, fines, audits, interest and back-payments relating to Customer’s purchase of any Services, including but not limited to national, state or local sales taxes, use taxes, value-added taxes (VAT) and goods and services taxes (GST) (collectively, “Taxes”). Unless otherwise stated in this Agreement, CoreWeave’s pricing policies do not include and are not discounted or enhanced for any such Taxes. If CoreWeave becomes obligated to collect or pay Taxes in connection with the purchase of the Services, those Taxes will be invoiced as part of a billing process or collected at the time of purchase. In certain states, countries and territories, the purchase of Services may be subject to certain Taxes, and if so, CoreWeave may collect such Taxes and remit them to the appropriate taxing authority. Customer must also provide any tax identification information that is necessary for compliance with these tax obligations. Customer is solely responsible for any misrepresentations made or non-compliance caused with respect to Taxes.

12.          AVAILABILITY OF SERVICE.

a.          Maintenance. All interruptions of data processing and access will be subject to the Service Level Objectives, except for planned maintenance and repair by CoreWeave performed and notified in accordance with this Section and the Maintenance Policy, or due to a Force Majeure Event (as defined in Section 13(c)). [*]. For the purposes of this Section 12, maintenance shall include, planned maintenance windows (scheduled and communicated to Customer within windows agreed in the SLO, using best efforts to notify in as much advance as possible, as needed, but in no event less than five (5) business days in advance), and planned critical maintenance (communicated to Customer using best efforts to notify in as much advance time, as needed, but in no event less than 24 hours’ notice in advance, and no more than the maximum allowable time as set forth in the SLO). CoreWeave will use best efforts to conduct maintenance at non-peak hours (as may be communicated by Customer from time to time) and inform Customer in advance if CoreWeave plans to exercise a quarterly planned maintenance window.

b.          Service Level Objective. CoreWeave provides the Services to Customer at the service levels objectives (“Service Level Objective” or “SLO”) detailed in Exhibit A.

13.          GENERAL.

a.          Publicity.  With prior approval, each party may use the other’s name, service marks, trademarks, or logo in a publicity release, advertising or similar activities.  However, in connection with such use, neither party shall disclose in any way the terms of this agreement which are Confidential Information subject to Section 6. Notwithstanding, CoreWeave may disclose Customer’s identity and the existence or nature of this Agreement solely (a) with Customer’s prior written notice, and (b) solely to CoreWeave’s institutional lenders who are necessary for CoreWeave to provide the Services to Customer, who have a need to know pursuant to the loan documentation, and who are subject to confidentiality obligations no less protective than those that CoreWeave is subject to pursuant to this Agreement. Any breach of this Section 13(a) shall be deemed a material breach of this Agreement.

b.          Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its principles regarding conflicts of law. Each Party hereby irrevocably submits to, and waives any objection to, the exclusive personal jurisdiction and venue of the courts located within the city and county of New York County, New York. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING HERETO.

c.          Force Majeure. Except with respect to either party’s payment obligations under this Agreement and/or any Order Form, neither Party shall be liable to the other Party for any failure or delay caused by elements of nature, acts of God, act of war, pandemic, electrical, internet, or telecommunication outage, government actions or restrictions, or any other similar unforeseeable event, in each case that cannot be reasonably circumvented, is beyond its reasonable control, and not due to its own negligence (“Force Majeure Event”), provided that such Party (i) uses commercially reasonable efforts to mitigate damages to the other Party and to resume performance as soon as reasonably practicable, and (ii) continues to perform its obligations under this Agreement to the extent able. The non-performing Party shall notify the other Party of the Force Majeure Event within 24 hours of the onset thereof. A Force Majeure Event shall not relieve CoreWeave of any disaster recovery or business continuity obligations hereunder.  Customer shall be exempt from payment obligations pursuant to Section 11(a) for fees payable for Services not performed due to the Force Majeure Event and such obligations will not recommence until the full restoration of Services; provided, nothing herein shall excuse Customer’s payment obligations for Services performed, in whole or in part, by CoreWeave (whether before, during or after the Force Majeure Event). If any failure or delay caused by a Force Majeure Event continues for thirty (30) consecutive days or longer, Customer may terminate the affected Order Form upon written notice to CoreWeave and receive a refund of all pre-paid fees not applied to Services performed by CoreWeave prior to the effective termination date.

d.          Anti-Corruption. Neither Party has received or been offered any illegal or improper bribe, kickback, payment, gift, or thing of value from an employee or agent of the other Party in connection with this Agreement. Reasonable gifts and entertainment provided in the ordinary course of business do not violate the above restriction.

e.          Entire Agreement. This Agreement (including all Order Forms and all documents, policies, agreements and addendums incorporated herein by reference) is the entire agreement between the Parties regarding Customer’s use of the Services and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter, and contains the only terms that govern the Services. The Parties will not be bound by any other terms, conditions or other provision (a) submitted by Customer in any order, receipt, acceptance, confirmation, correspondence or other document, (b) related to any online registration, response to any Request for Bid, Request for Proposal, Request for Information, or other questionnaire, or (c) related to any invoicing or vendor onboarding process that Customer submits or requires CoreWeave to complete, regardless of whether or when such terms were provided to CoreWeave. In the event of any conflict or inconsistency among the following documents, the order of precedence shall be: (i) the applicable Order Form, (ii) any exhibit, schedule or addendum to this Agreement (including to the extent incorporated by reference), (iii) the body of this Agreement, and (iv) the Documentation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

f.          Notices; Electronic Communications. CoreWeave may send notices pursuant to this Agreement to the email designated in Customer’s account, and such notices will be deemed received 24 hours after they are sent. Any notices to be provided to CoreWeave or questions with respect to the terms of this Agreement shall be sent to legalnotices@coreweave.com, and such notices will be deemed received 24 hours after they are sent.

g.          Assignment. Neither Party may assign this Agreement, whether by operation of law or otherwise, without the other Party’s prior written consent (not to be unreasonably withheld); provided, however, either Party may assign this Agreement in its entirety (including all Order Forms), without the other Party’s consent, (i) to its Affiliate, or (ii) in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets.  [*]. Customer’s consent to any change of Control shall not be unreasonably withheld. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.

h.          Subcontractors. Notwithstanding anything set forth in this Agreement, CoreWeave may not subcontract any Core Aspect of the Services to any subcontractor without Customer’s prior written approval, which may be provided via email; provided CoreWeave may subcontract without prior approval to an Affiliate of CoreWeave. For purposes of this Section 13(h), “Core Aspect of the Services” means aspects of the Services materially related to CoreWeave’s performance of the Services under this Agreement. As of the Effective Date Customer has approved the following subcontractors: [*] (collectively, “Subcontractors”).  CoreWeave shall be primarily liable to Customer for all actions and inactions of its subcontractors as if they were the actions and inactions of CoreWeave.

i.          Waiver. Failure to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision.

j.          Independent Contractors. The Parties are independent contractors and shall so represent themselves in all regards. Neither Party is the agent of the other, and neither may make commitments on the other’s behalf.

k.          Third-Party Software. Any use of or access to third-party software granted by CoreWeave shall be identified to Customer in writing prior to Customer’s access or use and such writing shall identify the license terms and conditions of such third-party software to which CoreWeave may be bound.

l.          Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provisions of the Agreement.

m.        Counterparts. This Agreement may be executed electronically and in counterparts.

Signed by each Party’s authorized representative:

CoreWeave, Inc.	Customer
By: /s/ Michael Intrator	By: /s/ Sam Altman
Print Name: Michael Intrator	Print Name: Sam Altman
Title: CEO	Title: Chief Executive Officer
Date: 5/8/2025	Date: 5/7/2025

Exhibit A – Service Level Agreement and Support Addendum (SLA)

Exhibit B – Acceptable Use Policy

Exhibit C-1 – Data Processing Agreement

Exhibit C-2 – Form of Business Associates Agreement

Exhibit D – Maintenance Policy

Exhibit E – Security Standards
18